Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

METALDYNE PERFORMANCE GROUP INC.

(A DELAWARE CORPORATION),

GREDE MERGER SUB, LLC

(A DELAWARE LIMITED LIABILITY COMPANY),

METALDYNE MERGER SUB, INC.

AND

HHI MERGER SUB, INC.

(EACH, A DELAWARE CORPORATION),

ASP GREDE INTERMEDIATE HOLDINGS LLC

(A DELAWARE LIMITED LIABILITY COMPANY),

ASP MD HOLDINGS, INC.

AND

ASP HHI HOLDINGS, INC.,

(EACH, A DELAWARE CORPORATION)

AND

ASP GREDE HOLDINGS LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

(SOLELY FOR PURPOSES OF SECTION 7.03)

JULY 31, 2014

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-ii-

EXHIBITS

Exhibit A-1	-	Form of Stockholders Agreement of MPG

Exhibit B-1	-	Form of Certificate of Merger (Grede Merger)

Exhibit B-2	-	Form of Certificate of Merger (Metaldyne Merger and HHI Merger)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as July 31, 2014, is made by and among: (i) Metaldyne Performance Group Inc., a Delaware corporation (“MPG”); (ii) Grede Merger Sub, LLC, a Delaware limited liability company (“Grede Merger Sub”), Metaldyne Merger Sub, Inc., a Delaware corporation (“Metaldyne Merger Sub”), and HHI Merger Sub, Inc., a Delaware corporation (“HHI Merger Sub”), and each a wholly-owned subsidiary of MPG (each a “Merger Sub” and collectively, the “Merger Subs”); (iii) ASP Grede Intermediate Holdings LLC, a Delaware limited liability company (“Grede”), ASP MD Holdings, Inc., a Delaware corporation (“Metaldyne”), ASP HHI Holdings, Inc., a Delaware corporation (“HHI”); and (iv), solely for the purposes of Section 7.03, ASP Grede Holdings LLC, a Delaware limited liability company (“Grede Holdings”).

WHEREAS, prior to the date hereof, MPG received an independent third-party report detailing the equity valuation of each Transferred Entity;

WHEREAS, the respective boards of directors or managers, as applicable, of MPG, Metaldyne Merger Sub, HHI Merger Sub, Grede, Grede Holdings, Metaldyne and HHI have authorized, adopted and approved this Agreement and determined that this Agreement and, as applicable, the Mergers and the Liquidation are desirable and in the best interests of their respective companies and stockholders or members, as applicable, and have recommended that the stockholders or members of each of the Merger Subs, Grede, Grede Holdings, Metaldyne and HHI, as applicable, approve this Agreement and the transactions contemplated hereby;

WHEREAS, MPG, as the sole stockholder of each of the Merger Subs, has approved this Agreement and the transactions contemplated hereby;

WHEREAS, following the execution of this Agreement, and in connection with the consummation of the transactions contemplated by this Agreement, those members of management of the Transferred Entities and their Subsidiaries that hold shares in MPG as a result of the transactions contemplated by this Agreement, and certain other parties, will enter into a stockholders’ agreement substantially in the form attached hereto as Exhibit A-1 (the “MPG Stockholders’ Agreement”);

WHEREAS, Grede Merger Sub will merge with and into Grede (the “Grede Merger”) in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, following and contingent upon the occurrence of the Grede Merger, (i) Grede Holdings shall effect the Liquidation, (ii) Metaldyne Merger Sub will merge with and into Metaldyne in a reverse subsidiary merger transaction (the “Metaldyne Merger”) and (iii) HHI Merger Sub will merge with and into HHI in a reverse subsidiary merger transaction (the “HHI Merger”), in each case, on the terms and subject to the conditions set forth herein; and

WHEREAS, for Federal income tax purposes, it is intended that the Mergers shall qualify as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Body, any other arbitration, mediation or similar proceeding, and any order or government charge.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined above in the Preamble.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.

“Certificate of Merger” means the certificate of merger for the Grede Merger, substantially in the form of Exhibit B-1 attached hereto and the certificate of merger for the Metaldyne Merger and HHI Merger, substantially in the form attached hereto as Exhibit B-2, as applicable.

“Closing” is defined in Section 3.01.

“Closing Date” is defined in Section 3.01.

“Code” is defined in the recitals.

“Delaware Law” means the Delaware Limited Liability Company Act or the Delaware General Corporation Law, as applicable.

“Electronic Delivery” is defined in Section 8.11.

“Equityholder Approvals” is defined in Section 4.01(c).

“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, foreign, or other government, or (iii) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Grede” is defined in the Preamble.

“Grede Exchange Ratio” is defined in Section 2.04(c).

“Grede Holdings” is defined in the Preamble.

“Grede Merger” is defined in the recitals.

“Grede Merger Consideration” is defined in Section 2.04(c).

“Grede Merger Effective Time” is defined in Section 2.01(b).

“Grede Merger Sub” is defined in the Preamble.

“Grede Unit Options” is defined in Section 2.07(a)(i).

“Grede Unit Plans” is defined in Section 2.07(a)(i).

“Grede Units” is defined in Section 2.04.

“HHI” is defined in the Preamble.

“HHI Exchange Ratio” is defined in Section 2.06(c).

“HHI Merger” is defined in the recitals.

“HHI Merger Consideration” is defined in Section 2.06(c).

“HHI Merger Effective Time” is defined in Section 2.03(b).

“HHI Merger Sub” is defined in the Preamble.

“HHI Shares” is defined in Section 2.06.

“HHI Stock Options” is defined in Section 2.09(a)(i).

“HHI Stock Plans” is defined in Section 2.09(a)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IRS” means shall mean the United States Internal Revenue Service.

“Law” means any law (including common law), rule, regulation, judgment, injunction, order, decree, administrative requirement, or other restriction of any Governmental Body.

“Lien” means liens, security interests, pledges, mortgages, charges, hypothecations or encumbrances.

“Liquidation” means the liquidation of Grede Holdings, the distribution of the assets of Grede Holdings in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Grede Holdings, dated as of June 2, 2014, and, thereafter, the filing of a certificate of cancellation with the Secretary of State of Delaware with respect to Grede Holdings, in each case in accordance with applicable Law.

“Merger Sub Documents” is defined in Section 6.01.

“Mergers” means the Grede Merger, the Metaldyne Merger and the HHI Merger.

“Metaldyne” is defined in the Preamble.

“Metaldyne Exchange Ratio” is defined in Section 2.05(c).

“Metaldyne Merger” is defined in the recitals.

“Metaldyne Merger Consideration” is defined in Section 2.05(c).

“Metaldyne Merger Effective Time” is defined in Section 2.02(b).

“Metaldyne Merger Sub” is defined in the Preamble.

“Metaldyne Shares” is defined in Section 2.05.

“Metaldyne Stock Options” is defined in Section 2.08(a)(i).

“Metaldyne Stock Plans” is defined in Section 2.08(a)(i).

“MPG” is defined in the Preamble.

“MPG Common Stock” means common stock, par value $0.001 per share, of MPG.

“MPG Documents” is defined in Section 6.01.

“MPG Stockholders’ Agreement” is defined in the recitals.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Subsidiary” means, with respect to any Person, (i) any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or (ii) any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Surviving Company” means (i) in the case of the Grede Merger, Grede as the surviving limited liability company of the Grede Merger, (ii) in the case of the Metaldyne Merger, Metaldyne as the surviving corporation of the Metaldyne Merger, and (iii) in the case of the HHI Merger, HHI as the surviving corporation of the HHI Merger, as applicable.

“Tax” means (i) any U.S. federal, state, local or non U.S. income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other similar tax, including any interest, penalty or addition thereto and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law) or otherwise.

“Transferred Entities” means collectively, Grede, HHI and Metaldyne.

“Transferred Entity Documents” is defined in Section 5.02(a).

Section 1.02 Other Definitional Provisions.

(a) “Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(c) “Including,” etc. The term “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.

(d) Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(e) “Or”. The word “or” is used in the inclusive sense of “or”.

(f) Internal References. References herein to a specific section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(g) Gender. References herein to any gender shall include each other gender.

(h) Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assign.

(i) Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(j) Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

ARTICLE II

THE MERGERS AND THE LIQUIDATION

Section 2.01 The Grede Merger.

(a) At the Grede Merger Effective Time, Grede Merger Sub shall merge with and into Grede, whereupon the separate existence of Grede Merger Sub shall cease, and Grede shall be the surviving company in accordance with Delaware Law.

(b) The Grede Merger shall become effective at such time as the applicable Certificate of Merger with respect to the Grede Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the applicable Certificate of Merger (the “Grede Merger Effective Time”).

(c) From and after the Grede Merger Effective Time, Grede shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of Grede Merger Sub as provided under Delaware Law.

Section 2.02 The Metaldyne Merger.

(a) Following and contingent upon the occurrence of the Grede Merger, at the Metaldyne Merger Effective Time, Metaldyne Merger Sub shall merge with and into Metaldyne, whereupon the separate existence of Metaldyne Merger Sub shall cease, and Metaldyne shall be the surviving company in accordance with Delaware Law.

(b) The Metaldyne Merger shall become effective at such time as the applicable Certificate of Merger with respect to the Metaldyne Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the applicable Certificate of Merger (the “Metaldyne Merger Effective Time”).

(c) From and after the Metaldyne Merger Effective Time, Metaldyne shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of Metaldyne Merger Sub as provided under Delaware Law.

Section 2.03 The HHI Merger.

(a) Following and contingent upon the occurrence of the Grede Merger, at the HHI Merger Effective Time, HHI Merger Sub shall merge with and into HHI, whereupon the separate existence of HHI Merger Sub shall cease, and HHI shall be the surviving company in accordance with Delaware Law.

(b) The HHI Merger shall become effective at such time as the applicable Certificate of Merger with respect to the HHI Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the applicable Certificate of Merger (the “HHI Merger Effective Time”).

(c) From and after the HHI Merger Effective Time, HHI shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of HHI Merger Sub as provided under Delaware Law.

Section 2.04 Conversion of Grede Units. At the Grede Merger Effective Time, by virtue of the Grede Merger and without any action on the part of the holders of the units of Grede (“Grede Units”) or holders of units of Grede Merger Sub, in each case, issued and outstanding immediately prior to the Grede Merger Effective Time or any other Person:

(a) Capital Stock of Grede Merger Sub. Each issued and outstanding unit of Grede Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable unit of Grede, as Surviving Company of the Grede Merger, and shall constitute the only outstanding shares of capital stock of such Surviving Company. From and after the Grede Merger Effective Time, all certificates representing units of Grede Merger Sub shall be deemed for all purposes to represent the number of units of Grede, as Surviving Company of the Grede Merger, into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock. Any Grede Units that are owned by Grede as treasury units shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Grede Units. Each issued and outstanding Grede Unit (other than units to be canceled in accordance with Section 2.04(b)) shall be converted into the right to receive 10.72363 (the “Grede Exchange Ratio”) validly issued, fully paid and nonassessable shares of MPG Common Stock (the “Grede Merger Consideration”).

Section 2.05 Conversion of Metaldyne Shares. At the Metaldyne Merger Effective Time, by virtue of the Metaldyne Merger and without any action on the part of the holders of the shares of common stock, par value $0.001 per share, of Metaldyne (“Metaldyne Shares”) or holders of common stock of Metaldyne Merger Sub, in each case, issued and outstanding immediately prior to the Metaldyne Merger Effective Time or any other Person:

(a) Capital Stock of Metaldyne Merger Sub. Each issued and outstanding share of capital stock of Metaldyne Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of Metaldyne, as Surviving Company of the Metaldyne Merger, and shall constitute the only outstanding shares of capital stock of such Surviving Company. From and after the Metaldyne Merger Effective Time, all certificates representing the common stock of Metaldyne Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of Metaldyne, as Surviving Company of the Metaldyne Merger, into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Certain Other Stock. Any Metaldyne Shares that are owned by Metaldyne as treasury shares or ASP MD Investco LP shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Metaldyne Shares. Each issued and outstanding Metaldyne Share (other than shares to be canceled in accordance with Section 2.05(b)) shall be converted into the right to receive 0.21399 (the “Metaldyne Exchange Ratio”) validly issued, fully paid and nonassessable shares of MPG Common Stock (the “Metaldyne Merger Consideration”).

Section 2.06 Conversion of HHI Shares. At the HHI Merger Effective Time, by virtue of the HHI Merger and without any action on the part of the holders of the shares of common stock, par value $0.001 per share, of HHI (“HHI Shares”) or holders of common stock of HHI Merger Sub, in each case, issued and outstanding immediately prior to the HHI Merger Effective Time or any other Person:

(a) Capital Stock of HHI Merger Sub. Each issued and outstanding share of capital stock of HHI Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of HHI, as Surviving Company of the HHI Merger, and shall constitute the only outstanding shares of capital stock of such Surviving Company. From and after the HHI Merger Effective Time, all certificates representing the common stock of HHI Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of HHI, as Surviving Company of the HHI Merger, into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock. Any HHI Shares that are owned by HHI as treasury shares shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of HHI Shares. Each issued and outstanding HHI Share (other than shares to be canceled in accordance with Section 2.06(b)) shall be converted into the right to receive 1.67082 (the “HHI Exchange Ratio”) validly issued, fully paid and nonassessable shares of MPG Common Stock (the “HHI Merger Consideration”).

Section 2.07 Conversion of Grede Unit Options.

(a) The board of managers of (or, if appropriate, any committee of the board of managers of Grede administering the Grede Unit Plans) Grede shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of each outstanding option (each a, “Grede Unit Option”) to purchase Grede Units granted under the ASP Grede Intermediate Holdings LLC Unit Option Plan and any award agreement thereunder (collectively, the “Grede Unit Plans”), whether vested or unvested, as necessary to provide that, at the Grede Merger Effective Time, each such Grede Unit Option outstanding immediately prior to the Grede Merger Effective Time shall be amended and converted into an option to acquire a number of shares of MPG Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Grede Units subject to such Grede Unit Option immediately prior to the Grede Merger Effective Time, and (ii) the Grede Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the exercise price per Grede Unit of such Grede Unit Option immediately prior to the Grede Merger Effective Time by (B) the Grede Exchange Ratio; provided that the exercise price and the number of shares of MPG Common Stock purchasable pursuant to the Grede Unit Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; and

(ii) make such other changes to the Grede Unit Plans as MPG and the Surviving Company in the Grede Merger may agree are appropriate to give effect to the Grede Merger.

(b) The adjustments provided herein with respect to any Grede Unit Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(c) At the Grede Merger Effective Time, by virtue of the Grede Merger and without the need of any further corporate action, MPG shall assume the Grede Unit Plans, with the result that all obligations of Grede under the Grede Unit Plans, including with respect to Grede Unit Options outstanding at the Grede Merger Effective Time (adjusted pursuant to Section 2.07(a)), shall be obligations of MPG following the Grede Merger Effective Time.

(d) No later than ten (10) days after the Grede Merger Effective Time, MPG shall deliver to the holders of Grede Unit Options appropriate notices setting forth such holders’ rights pursuant to the Grede Unit Plans and the agreements evidencing the grants of such Grede Unit Options after giving effect to the Grede Merger and the adjustments required by this Section 2.07.

(e) Except as otherwise contemplated by this Section 2.07 and except to the extent required under the respective terms of Grede Unit Options, all restrictions or limitations on transfer and vesting with respect to Grede Unit Options awarded under the Grede Unit Plans or any other plan, program or arrangement of Grede or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Grede Unit Options after giving effect to the Grede Merger and the assumption by MPG as set forth above.

Section 2.08 Conversion of Metaldyne Stock Options.

(a) The board of directors of Metaldyne (or, if appropriate, any committee of the board of directors of Metaldyne administering the Metaldyne Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of each outstanding option (each a, “Metaldyne Stock Option”) to purchase Metaldyne Shares granted under the ASP MD Holdings, Inc. Stock Option Plan and any award agreement thereunder (collectively, the “Metaldyne Stock Plans”), whether vested or unvested, as necessary to provide that, at the Metaldyne Merger Effective Time, each such Metaldyne Stock Option outstanding immediately prior to the Metaldyne Merger Effective Time shall be amended and converted into an option to acquire a number of shares of MPG Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Metaldyne Shares subject to such Metaldyne Stock Option immediately prior to the Metaldyne Merger Effective Time, and (ii) the Metaldyne Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the exercise price per Metaldyne Share of such Metaldyne Stock Option immediately prior to the Metaldyne Merger Effective Time by (B) the Metaldyne Exchange Ratio; provided that the exercise price and the number of shares of MPG Common Stock purchasable pursuant to the Metaldyne Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; and

(ii) make such other changes to the Metaldyne Stock Plans as MPG and the Surviving Company in the Metaldyne Merger may agree are appropriate to give effect to the Metaldyne Merger.

(b) The adjustments provided herein with respect to any Metaldyne Stock Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(c) At the Metaldyne Merger Effective Time, by virtue of the Metaldyne Merger and without the need of any further corporate action, MPG shall assume the Metaldyne Stock Plans, with the result that all obligations of Metaldyne under the Metaldyne Stock Plans, including with respect to Metaldyne Stock Options outstanding at the Metaldyne Merger Effective Time (adjusted pursuant to Section 2.08(a)), shall be obligations of MPG following the Metaldyne Merger Effective Time.

(d) No later than ten (10) days after the Metaldyne Merger Effective Time, MPG shall deliver to the holders of Metaldyne Stock Options appropriate notices setting forth such holders’ rights pursuant to the Metaldyne Stock Plans and the agreements evidencing the grants of such Metaldyne Stock Options after giving effect to the Metaldyne Merger and the adjustments required by this Section 2.08.

(e) Except as otherwise contemplated by this Section 2.08 and except to the extent required under the respective terms of Metaldyne Stock Options, all restrictions or limitations on transfer and vesting with respect to Metaldyne Stock Options awarded under the Metaldyne Stock Plans or any other plan, program or arrangement of Metaldyne or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Metaldyne Stock Options after giving effect to the Metaldyne Merger and the assumption by MPG as set forth above.

Section 2.09 Conversion of HHI Stock Options.

(a) The board of directors of HHI (or, if appropriate, any committee of the board of directors of HHI administering the HHI Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of each outstanding option (each a, “HHI Stock Option”) to purchase HHI Shares granted under the ASP HHI Holdings, Inc. Stock Option Plan and any award agreement thereunder (collectively, the “HHI Stock Plans”), whether vested or unvested, as necessary to provide that, at the HHI Merger Effective Time, each such HHI Stock Option outstanding immediately prior to the HHI Merger Effective Time shall be amended and converted into an option to acquire a number of shares of MPG Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of HHI Shares subject to such HHI Stock Option immediately prior to the HHI Merger Effective Time, and (ii) the HHI Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the exercise price per HHI Share of such HHI Stock Option immediately prior to the HHI Merger Effective Time by (B) the HHI Exchange Ratio; provided that the exercise price and the number of shares of MPG Common Stock purchasable pursuant to the HHI Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; and

(ii) make such other changes to the HHI Stock Plans as MPG and the Surviving Company in the HHI Merger may agree are appropriate to give effect to the HHI Merger.

(b) The adjustments provided herein with respect to any HHI Stock Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(c) At the HHI Merger Effective Time, by virtue of the HHI Merger and without the need of any further corporate action, MPG shall assume the HHI Stock Plans, with the result that all obligations of HHI under the HHI Stock Plans, including with respect to HHI Stock Options outstanding at the HHI Merger Effective Time (adjusted pursuant to Section 2.09(a)), shall be obligations of MPG following the HHI Merger Effective Time.

(d) No later than ten (10) days after the HHI Merger Effective Time, MPG shall deliver to the holders of HHI Stock Options appropriate notices setting forth such holders’ rights pursuant to the HHI Stock Plans and the agreements evidencing the grants of such HHI Stock Options after giving effect to the HHI Merger and the adjustments required by this Section 2.09.

(e) Except as otherwise contemplated by this Section 2.09 and except to the extent required under the respective terms of HHI Stock Options, all restrictions or limitations on transfer and vesting with respect to HHI Stock Options awarded under the HHI Stock Plans or any other plan, program or arrangement of HHI or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such HHI Stock Options after giving effect to the HHI Merger and the assumption by MPG as set forth above.

Section 2.10 Certificate of Formation; Certificates of Incorporation.

(a) The certificate of formation of Grede in effect at the Grede Merger Effective Time shall be the certificate of formation of Grede, as the applicable Surviving Company of the Grede Merger, until amended in accordance with the terms thereof and applicable Law.

(b) As of the Metaldyne Merger Effective Time, the certificate of incorporation of Metaldyne shall be amended and restated pursuant to the terms set forth in the Certificate of Merger in respect of the Metaldyne Merger and, as so amended and restated, shall be the certificate of incorporation of Metaldyne, as the applicable Surviving Company of the Metaldyne Merger, until amended in accordance with the terms thereof and applicable Law.

(c) As of the HHI Merger Effective Time, the certificate of incorporation of HHI shall be amended and restated pursuant to the terms set forth in the Certificate of Merger in respect of the HHI Merger and, as so amended and restated, shall be the certificate of incorporation of HHI, as the applicable Surviving Company of the HHI Merger, until amended in accordance with the terms thereof and applicable Law.

Section 2.11 Bylaws; Limited Liability Company Agreement.

(a) The Limited Liability Company Agreement of Grede in effect at the Grede Merger Effective Time shall be the Limited Liability Company Agreement of Grede, as the Surviving Company of the Grede Merger, until amended in accordance with the terms thereof and applicable Law.

(b) The Bylaws of Metaldyne Merger Sub in effect at the Metaldyne Merger Effective Time shall be the Bylaws of Metaldyne, as the Surviving Company of the Metaldyne Merger, and shall be the Bylaws of Metaldyne until amended in accordance with the terms thereof and applicable Law.

(c) The Bylaws of HHI Merger Sub in effect at the HHI Merger Effective Time shall be the Bylaws of HHI, as the Surviving Company of the HHI Merger, and shall be the Bylaws of HHI until amended in accordance with the terms thereof and applicable Law.

Section 2.12 Directors, Managers and Officers.

(a) From and after the Grede Merger Effective Time, until successors are duly elected or appointed (or their earlier resignation or removal), the managers and officers of Grede at the Grede Merger Effective Time shall be the managers and officers, as applicable, of Grede, as the Surviving Company of the Grede Merger.

(b) From and after the Metaldyne Merger Effective Time, until successors are duly elected or appointed (or their earlier resignation or removal), the directors and officers of Metaldyne at the Metaldyne Merger Effective Time shall be the directors and officers of Metaldyne, as the Surviving Company of the Metaldyne Merger.

(c) From and after the HHI Merger Effective Time, until successors are duly elected or appointed (or their earlier resignation or removal), the directors and officers of HHI at the HHI Merger Effective Time shall be the directors and officers of HHI, as the Surviving Company of the HHI Merger.

Section 2.13 Exchange Procedures. Promptly after the Grede Merger Effective Time, the Metaldyne Merger Effective Time and the HHI Merger Effective Time, as applicable, each holder of record of units or shares (as applicable) of (i) in the case of Grede Units, that were converted into the right to receive Grede Merger Consideration, (ii) in the case of Metaldyne Shares, that were converted into the right to receive Metaldyne Merger Consideration, and (iii) in the case of HHI Shares, that were converted into the right to receive HHI Merger Consideration, shall cause to be delivered to MPG the certificate(s) evidencing such units or shares (as applicable), together with such other customary transfer documents reasonably requested by MPG, including a letter of transmittal, which shall include, among other things, a waiver of all equity rights in the Transferred Entities. Following the making of such delivery, the holder of such shares shall be entitled to receive in exchange therefor a certificate (or evidence of shares in book-entry form) representing that number of shares of MPG Common Stock that such holder has the right to receive pursuant to the provisions of this Agreement, and the shares so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.13, each certificate evidencing Grede Units, Metaldyne Shares or HHI Shares shall be deemed at any time after the Grede Merger Effective Time, Metaldyne Merger Effective Time or HHI Merger Effective Time, as applicable, to represent only the right to receive the Grede Merger Consideration, the Metaldyne Merger Consideration or the HHI Merger Consideration, as applicable.

ARTICLE III

THE CLOSING

Section 3.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Weil, Gotshal and Manges LLP, 767 Fifth Avenue, New York, New York, at 10:00 a.m. Eastern Time on the second (2nd) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article IV (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) or on such other date as is mutually agreed by MPG and the Transferred Entities. The date of the Closing is herein called the “Closing Date”.

ARTICLE IV

CONDITIONS TO CLOSING

Section 4.01 Conditions to the Transferred Entities’ Obligations. The obligations of the Transferred Entities to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions immediately prior to the Grede Merger Effective Time, the Metaldyne Merger Effective Time and the HHI Merger Effective Time:

(a) the representations and warranties set forth in Article VI shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

(b) MPG shall have delivered to the Transferred Entities a certificate signed by an officer of MPG, dated as of the Closing Date, certifying that the condition specified in Section 4.01(a) has been satisfied;

(c) the Agreement, the Mergers and the Liquidation shall have been approved, in accordance with applicable Law, by (i) those members of each of Grede and Grede Holdings, in the case of the Grede Merger and the Liquidation, to the extent required by applicable Law, and (ii) those stockholders of each of Metaldyne and HHI, in the case of the Metaldyne Merger and the HHI Merger, respectively, to the extent required by applicable Law (collectively, the “Equityholder Approvals”);

(d) the applicable waiting periods under the HSR Act shall have expired or been terminated; and

(e) as of the Closing, there shall not be any (i) injunction, writ or order of any nature issued by a Governmental Body of competent jurisdiction directing that the transactions provided for herein not be consummated as herein provided, or (ii) pending Action brought by or on behalf of a Governmental Body seeking to prohibit the consummation of the transactions contemplated under this Agreement.

Section 4.02 Conditions to MPG’s and the Merger Subs’ Obligations. The obligations of MPG and the Merger Subs to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions immediately prior to the Grede Merger Effective Time, the Metaldyne Merger Effective Time and the HHI Merger Effective Time:

(a) the representations and warranties set forth in Article V shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

(b) each Transferred Entity shall have delivered to MPG a certificate signed by an officer of such Transferred Entity, dated as of the Closing Date, certifying that the condition specified in Section 4.02(a) with respect to such Transferred Entity has been satisfied;

(c) the Equityholder Approvals shall have been obtained, and a copy thereof delivered to MPG;

(d) a copy of the MPG Stockholders’ Agreement, duly executed by all of the parties thereto, shall have been delivered to MPG;

(e) the applicable waiting periods under the HSR Act shall have expired or been terminated; and

(f) as of the Closing, there shall not be any (i) injunction, writ or order of any nature issued by a Governmental Body of competent jurisdiction directing that the transactions provided for herein not be consummated as herein provided, or (ii) pending Action brought by or on behalf of a Governmental Body seeking to prohibit the consummation of the transactions contemplated under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE TRANSFERRED ENTITIES

Each of the Transferred Entities represents and warrants (severally and not jointly, as to each Transferred Entity only) to MPG and the Merger Subs that, as of the date of this Agreement and as of the Closing Date, the statements in this Article V are true and correct:

Section 5.01 Organization and Corporate Power.

(a) Such Transferred Entity is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under Delaware Law, and such Transferred Entity has all requisite limited liability company or corporate power and authority, as applicable, to enter into this Agreement and the agreements contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) Such Transferred Entity is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a material adverse effect on such Transferred Entity and its Subsidiaries, taken as a whole.

Section 5.02 Authorization; No Breach.

(a) Such Transferred Entity has full corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Transferred Entities in connection with the transactions contemplated by this Agreement (the “Transferred Entity Documents”), to perform their obligations hereunder and thereunder and, assuming the applicable Equityholder Approvals are obtained, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Transferred Entity Documents by such Transferred Entity, as applicable and, assuming the applicable Equityholder Approvals are obtained, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate and limited liability company action, as applicable, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and with respect to any Transferred Entity Document to be executed after the execution of this Agreement, shall be, duly and validly authorized, executed and delivered by such Transferred Entity, as applicable, and assuming that this Agreement and each of the Transferred Entity Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Transferred Entity Documents when so executed and delivered will constitute, a legal, valid and binding obligation of such Transferred Entity, as applicable, enforceable against such Transferred Entity, as applicable, in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or general principles of equity.

(b) Except for the requirements of the HSR Act, and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement and each of the Transferred Entity Documents by such Transferred Entity and the consummation of the transactions contemplated hereby and thereby, or compliance by such Transferred Entity or its respective Subsidiaries with any of the provisions hereof or thereof, do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under (with or without notice or lapse of time or both), result in a material violation of, result in the creation of any Lien upon any material property or asset of such Transferred Entity or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or give rise to any obligation of such Transferred Entity or any of its Subsidiaries to make any material payment under, any provision of (i) such Transferred Entity’s or any of its Subsidiaries’ articles of incorporation, by-laws or other organizational documents, (ii) any material contract of such Transferred Entity or its Subsidiaries, (iii) any order of any Governmental Body applicable to such Transferred Entity or any of its Subsidiaries or any of the material properties or assets of such Transferred Entity or any of its Subsidiaries, or (iv) any applicable Law to which such Transferred Entity or any of its Subsidiaries is subject.

Section 5.03 Brokerage. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Transferred Entity or its Subsidiaries.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE MERGER SUBS AND MPG

MPG and each of the Merger Subs represents and warrants (severally and not jointly, as to each such Person only) to each Transferred Entity that, as of the date of this Agreement and as of the Closing Date, the statements in this Article VI are true and correct:

Section 6.01 Organization and Corporate Power. MPG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by MPG in connection with the transactions contemplated by this Agreement (the “MPG Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Grede Merger Sub is a limited liability company duly organized, validly existing and in active status under the Laws of the State of Delaware, with full limited liability company power and authority, and Metaldyne Merger Sub and HHI Merger Sub are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority, to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Merger Subs in connection with the transactions contemplated by this Agreement (the “Merger Sub Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Merger Sub is a wholly-owned direct Subsidiary of MPG.

Section 6.02 Authorization. The execution, delivery and performance of this Agreement and each of the MPG Documents or the Merger Sub Documents (as applicable) by MPG and the Merger Subs and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or limited liability company action, as applicable, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the MPG Documents or the Merger Sub Documents (as applicable) has been, or in the case of a MPG Document or Merger Sub Document to be executed following the execution hereof, shall be, duly and validly authorized, executed and delivered by MPG and the Merger Subs (as applicable), and assuming that each of this Agreement, the MPG Documents and the Merger Sub Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the MPG Documents or the Merger Sub Documents (as applicable) to be executed following the execution hereof when so executed and delivered will constitute, a legal, valid and binding obligation of MPG and the Merger Subs, enforceable against MPG and the Merger Subs in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or general principles of equity.

Section 6.03 No Violation. Neither MPG nor the Merger Subs is subject to or obligated under its certificate of formation or limited liability company agreement (or equivalent governing documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by MPG’s or the Merger Subs’ execution, delivery and performance of this Agreement and the MPG Documents or the Merger Sub Documents (as applicable).

Section 6.04 Governmental Bodies; Consents. Except for the requirements of the HSR Act, and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, neither MPG nor the Merger Subs is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by MPG or the Merger Subs in connection with its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.05 Brokerage. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of MPG or the Merger Subs.

Section 6.06 Investment Representation. MPG is acquiring the stock of the Transferred Entities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.

ARTICLE VII

CERTAIN COVENANTS

Section 7.01 Director and Officer Indemnification.

(a) For a period of six (6) years after the Closing, MPG shall not, and shall not permit any Surviving Company or any of their Subsidiaries to, amend, repeal or otherwise modify any provision in any Surviving Company’s or any of their Subsidiaries’ certificate or articles of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors and similar functionaries of the Transferred Entities and their Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. MPG agrees and acknowledges that this Section 7.01 shall be binding on its successors and assigns.

(b) If any Surviving Company, any of such Surviving Company’s Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of any such Surviving Company and its Subsidiaries shall assume all of the obligations set forth in this Section 7.01.

(c) Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director or similar functionary of the Transferred Entities or any of their respective Subsidiaries at or prior to the Grede Merger Effective Time, Metaldyne Merger Effective Time or HHI Merger Effective Time, as applicable, or any other party covered by directors’ and officers’ liability insurance (in each case, in such Person’s capacity as to which they are covered by directors’ and officers’ liability insurance), on or prior to the sixth (6th) anniversary of the Grede Merger Effective Time, Metaldyne Merger Effective Time or HHI Merger Effective Time, as applicable, the provisions of this Section 7.01 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) The obligations under this Section 7.01 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 7.01 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 7.01 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each current and former officer, director or similar functionary of any of the Transferred Entities and their Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

Section 7.02 Confidentiality. Whether or not the transactions contemplated hereby are consummated, the parties shall, and shall cause each of their respective Affiliates, advisors, agents and representatives to, keep confidential all information and materials regarding the other party and its Affiliates reasonably designated by such Party as confidential at the time of disclosure thereof. The parties shall not, and each of them shall cause its Affiliates, advisors, representatives and agents not to, disclose the terms and provisions of this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, MPG, the Merger Subs, the Transferred Entities and their respective Affiliates shall be permitted to disclose the terms and provisions of this Agreement to their respective existing and prospective investors and lenders provided they instruct such Persons to observe the confidentiality provisions of this Section 7.02.

Section 7.03 The Liquidation. Immediately following the Grede Merger Effective Time, Grede Holdings shall effectuate the Liquidation. As part of the Liquidation, the holders of Class A units of Grede Holdings shall receive from Grede Holdings any assets to which they are entitled pursuant to the Liquidation.

Section 7.04 Efforts to Complete; Further Assurances. Subject to the terms and conditions of this Agreement, each party to this Agreement shall cooperate fully with the other parties and use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated hereby. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement, including making or causing to be made all filings and submissions under any applicable Law required for the consummation of the transactions contemplated hereby.

Section 7.05 Certain Tax Matters. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated hereby shall be paid by MPG.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication to the employees, customers, suppliers or other business relations of the Transferred Entities or any of their Subsidiaries, shall be issued or made without the joint approval of MPG and the Transferred Entities, unless required by Law (on advice of counsel) in which case MPG shall have the right to review and comment on such press release or announcement prior to publication; provided, that MPG shall be entitled to communicate with its and its Affiliates’ investors on a confidential basis relating to this Agreement and the transactions contemplated herein.

Section 8.02 Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 8.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to MPG, the Merger Subs, or, following the Closing, any Surviving Company: c/o American Securities LLC 299 Park Avenue, 34th Floor New York, New York 10171
Attention:	Kevin Penn
Eric Schondorf, Esq.
Facsimile:	(212) 697-5524
Email:	kpenn@american-securities.com eschondorf@american-securities.com with a copy to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153
Attention:	Michael E. Lubowitz
Facsimile:	(212) 310-8007
Email:	michael.lubowitz@weil.com

Section 8.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns,

except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either MPG or any Merger Sub, on the one hand, or any Transferred Entity, on the other hand, without the prior written consent of the other party; provided, that (i) concurrently with the Closing, each of MPG, the Merger Subs, and any Surviving Company and any of their Subsidiaries may assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their secured debt financing arrangements and (ii) following the Closing, each of MPG and any Surviving Company and their Subsidiaries may assign their respective rights and obligations under this Agreement to any Affiliate or any Person who acquires all or substantially all of the assets of the Surviving Companies and their Subsidiaries.

Section 8.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 8.06 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

Section 8.07 Termination. This Agreement may be terminated (I) at any time by mutual written consent of the parties hereto; or (II) by MPG, in the event that any of the Equityholder Approvals is not delivered within ten (10) days of the date hereof.

Section 8.08 Amendment and Waiver. Except as provided herein, any provision of this Agreement hereto may be amended or waived only in a writing signed by MPG and the Transferred Entities.

Section 8.09 Complete Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

Section 8.10 Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; provided that Section 7.01 is intended to be for the benefit of and shall be enforceable by each of the current and former officers, directors or similar functionaries of the Transferred Entities and their Subsidiaries.

Section 8.11 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re execute the original form of this Agreement and deliver such form to all other parties hereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.12 Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue, in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any of the exhibits and schedules hereto or any transactions contemplated hereby or thereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. Notwithstanding the foregoing provisions of this Section 8.12, a party hereto may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR ANY OF THE EXHIBITS HERETO OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 8.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

METALDYNE PERFORMANCE GROUP INC.

By:	/s/ Eric Schondorf
Name: Eric Schondorf Title: Vice President and Secretary

GREDE MERGER SUB, LLC

By:	/s/ Eric Schondorf
Name: Eric Schondorf Title: Vice President and Secretary

METALDYNE MERGER SUB, INC.

By:	/s/ Eric Schondorf
Name: Eric Schondorf Title: Vice President and Secretary

HHI MERGER SUB, INC.

By:	/s/ Eric Schondorf
Name: Eric Schondorf Title: Vice President and Secretary

ASP GREDE INTERMEDIATE HOLDINGS LLC

By:	/s/ Eric Schondorf
Name: Eric Schondorf Title: Vice President and Secretary

ASP MD HOLDINGS, INC.

By:	/s/ Eric Schondorf
Name: Eric Schondorf Title: Vice President and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ASP HHI HOLDINGS, INC.

By:	/s/ Eric Schondorf
Name: Eric Schondorf Title: Vice President and Secretary

ASP GREDE HOLDINGS LLC (solely for purposes of Section 7.03)

By:	/s/ Eric Schondorf
Name: Eric Schondorf Title: Vice President and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A-1

Form of Stockholders’ Agreement of MPG

See attached.

Exhibit B-1

Form of Certificate of Merger (Grede Merger)

See attached.

Exhibit B-2

Form of Certificate of Merger (Metaldyne Merger and HHI Merger)

See attached.